Exhibit 14.1

[STAR LETTERHEAD]

[Date], 2004

Dear Star Scientific Employee:

Star Scientific, Inc. (the “Company” or “Star”) is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, shareholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities. We have in the past prepared and circulated our Corporate Code of Conduct which is intended to memoralize these concepts. We have revised the Code of Conduct recently and we are circulating the updated Code of Conduct at this time.

As an employee of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company’s high standards of business ethics in each and every one of these situations. It is not possible for our Code of Conduct to address every situation that you may face. If you use your good business judgment and experience, your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code of Conduct will serve as a guide to help you make the right choice.

We encourage you to take this opportunity to review our policies and to discuss any questions you may have with your supervisor or with our General Counsel, Robert Pokusa (the “General Counsel”) directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers and employees. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity. Once you review the revised Code of Conduct, you will need to execute the certification enclosed with this packet and return the completed certification form to our Director of Human Resources, Katie Fisher.

Sincerely,

Jonnie R. Williams

CEO

cc: Katie Fisher,

Director of Human Resources

Exhibit 14.1

STAR SCIENTIFIC, INC.

CORPORATE CODE OF BUSINESS CONDUCT

AND CORPORATE ETHICS

(March 2004)

Section III	14

Compliance with Laws and Regulations

A. Antitrust Law	15
B. Improper Trading in Company Stock or Other Companies Securities	16
C. Environmental, Health and Safety Guidelines	17
• Environment	17
• Health and Safety	17

Conclusion	18

STAR SCIENTIFIC, INC. CORPORATE CODE OF

BUSINESS CONDUCT AND ETHICS

Introduction

Star Scientific, Inc. (“Star” or the “Company”) is judged as a corporation by the individual and collective performance of its employees. All Star employees must recognize that their first duty to Star, its customers and its stockholders is to conduct themselves in a way that merits public trust and confidence. As an employee representing Star, you have certain responsibilities pursuant to the laws and regulations under which Star’s business operates, and the policies established by its management and Board of Directors. This Corporate Code of Business Conduct and Corporate Ethics (“Code”) has been formally adopted by the Board of Directors to assure you are aware of your responsibilities. You must read this Code carefully and keep it available for future reference. Questions and problem situations should be referred to the Director of Human Resources for resolution. All employees must be diligent in ensuring that Star maintains the highest standard of ethics.

A. Purpose

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer, and our Controller as our “principal financial officers.”

B. Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact our Director of Human Resources or our General Counsel.

C. Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Director of Human Resources or the General Counsel, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Director of Human of Human Resources or the General Counsel directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Director of Human Resources, the General Counsel and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

D. Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

E. Waivers of the Code

Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the NASDAQ National Market.

SECTION I

BUSINESS RELATIONSHIPS

A. Customers

Our goal is to offer quality products and services at competitive prices, terms and conditions without compromising our ethical standards. We must treat our customers fairly,

honestly and respectfully. We should not make unrealistic commitments about product performance, new product readiness, potential delivery dates or pricing. We should handle disagreements with our customers in private. We never make disparaging remarks about our customers to others. We protect and never divulge confidential information regarding a customer’s business.

B. Business Partners

Star’s success in many cases depends on third-party business relationships. We honor our commitments to our business partners. We must always respect our partners’ proprietary information and trade secrets. We comply with and do not remove any proprietary legends which are displayed on materials of our business partners. We cannot divulge this information to others outside the relationship. We do not build lasting customer relationships by trying to look good at the expense of our business partners. We should handle any disagreements with our business partners directly and in private and not argue in front of others.

C. Suppliers

When we buy goods or services for Star, we must maintain our standards of ethical conduct. We must be fair, honest, and responsible in:

•	Choosing suppliers
•	Negotiating prices, terms and conditions
•	Meeting the obligations in our contracts

To protect our reputation with suppliers, we cannot show favoritism or preference at the expense of a fair and open process. Purchasing decisions should always be based on defined criteria such as price, quality, service, reputation and the total business relationship with the supplier. We should not write purchasing requirements based on a particular supplier’s products. Nor should we buy from suppliers simply because they purchase from us. We must respect and protect any confidential information shared by a supplier.

D. Governments

Due to the nature of our business, we have frequent contact with Federal and state regulators and taxing authorities. The distribution of cigarettes and other tobacco products is tightly controlled, and Star makes every effort to comply with all applicable laws.

When working with government agencies and officials, we must know the regulations and policies governing our conduct. What is acceptable practice in the commercial market may violate strict rules and regulations in government interactions. In all our dealings with governments, our actions must comply with applicable laws and regulations. Do not offer or provide gifts, gratuities or political contributions or discuss employment opportunities with a government official. Even paying for a business meal is prohibited by some government policies. To prevent legal problems for ourselves or the Company, and because laws differ throughout the country, you should work closely with Star’s General Counsel when dealing with the government.

SECTION 2

BUSINESS PRACTICES

A. Protecting Company Information

Information about our Company’s strategies, products, services and technical capabilities is critical to our success. It gives us our market advantage. Once exposed or stolen, it cannot be recovered. Even if we go to court and win, the information has become public and its value is diminished or destroyed.

All of us are given Company information in trust. We must protect it and use it appropriately, whether the information is our own or has been obtained from our business partners, customers, suppliers or other third-parties. For example, revealing information about Star’s business plans or technical strategies to a competitor could result in a lost market advantage or breach a third-party agreement.

Each of us has the responsibility to prevent proprietary information from being inappropriately shared. The nature of such proprietary information varies and includes business, financial or marketing plans; internal discussions and debates; employee information; engineering designs; prototypes; demonstrations; joint venture agreements; and manufacturing processes. Casual conversation and comments shared through electronic communications are two of the most common ways we inappropriately disclose information. Nonpublic Company information should not be discussed with friends, family or anyone other than coworkers who are involved in the matter. The best strategy is not to discuss in any public place any information that has not been made public.

B. Proper Recording of Business and Financial Transactions

The funds and assets of Star must be properly and accurately recorded on the official books and records in accordance with both generally accepted accounting principles and the Company’s financial policies, with no false or artificial entries. The books of account, budget proposals, and books of original entry (especially bank accounts where funds are deposited and disbursed) must honestly and accurately reflect the transactions they record in a timely and complete manner. Such books and documents should not be kept or organized in any way that would mislead or misinform. The documentation for transactions must meet the internal control criteria for adequate internal reporting and the materiality guidelines for external financial statement reporting.

Accounting rules require that the books and records reflect certain events which impact the valuation of assets, or which result in liabilities for the Company, even though the final outcome of these events is not known. If you are aware of any event which could impact the Company’s financial statements or related disclosures, it is essential that you communicate with appropriate management.

C. Accuracy of Financial Reports and other Public Communications

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

For further information on the Company’s policy with respect to the Company’s filings with the SEC and other public communications, please see the Company’s Regulation FD Compliance Policy.

D. Proper Use of Company Assets

Star recognizes that having the right tools and supplies to do your work effectively is critical to our success. To keep us equipped with everything from office supplies to cash and credit cards, to computer software and hardware, requires a major investment. When we use these assets for anything other than Company business—even inadvertently—we reduce profits for our Company and our shareholders. Star assets must be used as efficiently as possible and only for Company business. Any other use requires the prior approval of an authorized manager.

Our reliance on computing technology demands particular care. For instance, to protect against potential computer viruses, be careful not to put borrowed or unauthorized software on Star systems. Never make unauthorized copies of licensed software for personal, Star, or customer use. Do not take Star equipment home for personal use without prior authorization.

It is also important to understand that one of our products, tobacco, is heavily taxed and regulated by the federal and state governments. This means that we cannot remove any cigarettes from the Star factory, except as specifically authorized. Not only does such removal constitute theft of Star assets, it may also violate Internal Revenue Service regulations and subject the responsible individual to federal prosecution.

In order to assure compliance with this section, all employees may be subject to search by Star upon entering and leaving Star’s premises.

E. Marketing and Advertising Materials

In preparing and using marketing and advertising materials, we must ensure that:

No false or misleading statements are used.

All Company trademarks are properly used with the appropriate designation symbol.

When we use the trademarks of another company, these marks are used correctly and their owners are given proper attribution.

F. EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Director of Human Resources. All complaints will be treated with sensitivity and discretion. Your supervisor, the Director of Human Resources and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination shall immediately report such conduct to the Director of Human Resources.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at Company-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

G. Gifts and Entertainment

Whenever an employee deals with a supplier, customer or governmental agency, he or she has an obligation to act solely in the best interest of Star. This duty can be compromised by giving or receiving gifts that create the appearance of improper influence.

Any gift, favor, meal or entertainment, whether given or received, should be of such a nature that it would not violate any law or the policies of customers or suppliers and would not place the employee or Star in a compromising position.

It is your responsibility to use good judgment in this area. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

•	Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

•	The items are of reasonable value;

•	The purpose of the meeting or attendance at the event is business related; and

•	The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

•	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

•	Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

For those of us who work with government agencies, it is important to understand that we do not entertain or provide any gifts to government employees, as this is prohibited by law. United States law makes it a crime to offer or give a gift or a gratuity to a federal government official.

H. Competition

Star sells in a highly competitive market. We compete aggressively but fairly and ethically. We rely on the strengths of our products and people and avoid disparaging the products of others or making false or misleading statements about their products.

We do not accept proprietary information of competitors. If we hire an employee who has worked with a competitor, we do not ask for or accept any proprietary or confidential information of the competitor. If we receive proprietary information accidentally, or without the owner’s knowledge and consent, such information must be turned over to the Director of Human Resources promptly and without review, or it must be returned to its owner. All knowledge that we obtain about our competitors, customers and industry comes from sources that are generally and publicly available.

I. Conflicts of Interest

Star expects every employee to adhere to the Company’s standards of ethical and legal business conduct. These standards include avoiding any conflict of interest. An employee has a conflict of interest when the employee is involved, directly or indirectly, in activities which interfere, could interfere or have the appearance of reasonably interfering with or influencing the objective performance of his or her duties and responsibilities to the Company.

A conflict of interest exists if an employee or his/her spouse, dependent child, or other dependent member of his/her immediate family has a direct or indirect financial interest in, or relationship with, any person, firm or corporation that is a material supplier, customer, or competitor of or with the Company.

For purposes of this Code, a company is a “material” customer if the company has made payments to the Company in the past year in excess of $200,000 or 5% of the customer’s gross revenues, whichever is greater. A company is a “material” supplier if the company has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier’s gross revenues, whichever is greater. A company is a “material” competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of $500,000. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the General Counsel for assistance.

The Company requires that employees disclose any situations that reasonably would be expected to give rise to an actual or apparent conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the General Counsel. Your supervisor and the General Counsel will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

J. Political Contributions

Virginia law permits Star to make political contributions in state and local elections. All such requests for corporate contributions must be made to the Director of Human Resources, and must be made for legitimate purposes in accordance with Virginia law.

Federal law prohibits corporations from making political contributions. Star, therefore, does not make political contributions in federal election campaigns. An employee’s contributions to a candidate for federal elective office or to a national political party cannot, directly or indirectly, be made with Star’s funds or be reimbursed by Star. Similarly, employees may not devote any work time to any campaign for a federal candidate or a national political party. No employee shall use his or her influence or position of authority to encourage another employee to work for or on behalf of any federal candidate, national political party or federal ballot issue or to make a contribution for any such purpose. The Federal Election Campaign Act does allow Star to establish a federal political action committee (“PAC”). In the event Star establishes such a PAC in the future, you will be further notified.

K. The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation or “grease” payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the General Counsel and must be clearly and accurately reported as a business expense.

SECTION 3

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company and its operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the General Counsel.

A. Antitrust Law

All employees of Star must comply with applicable federal, state and international antitrust laws and rules. Because violations may subject the Company to severe penalties, it is crucial that everyone recognize the type of conduct and situations that may trigger risks or antitrust violations.

When we come in contact with our competitors at seminars, trade shows and professional conferences, we never engage in conduct which is or might be considered to be collaboration on prices, marketing policies, terms of sale, costs or similar items. Discussions should be limited to those items on the meeting agenda. Our business arrangements with, and conduct toward, customers, distributors, sales representatives, business partners and other third parties must also comply with the antitrust laws.

No officer, employee, or agent has any authority to engage in any conduct inconsistent with the antitrust laws, nor to authorize, direct, or condone such conduct by any person.

The antitrust laws of the United States and other countries are very complex and new guidelines are constantly evolving. If you suspect that an antitrust problem has arisen, or you are confronted with conduct ambiguous under the antitrust laws, please promptly contact the Director of Human Resources or Star’s General counsel.

B. Improper Trading in Company Stock or Other Companies’ Securities

In the course of employment and while participating in activities on behalf of Star, employees frequently come into possession of confidential and highly sensitive information concerning the Company, its investments and business activities and potential investments and business opportunities, as well as information regarding our customers, suppliers or other companies with which we have contractual relationships or may be negotiating a transaction. Much of this information has a potential for affecting the market price of securities issued by the entities involved. Federal securities laws impose severe civil and criminal penalties on persons who, in connection with a purchase or sale of securities, improperly obtain or use material non-public information about the issuer of or market for such securities.

Because this is a very technical area of law and one with many pitfalls, both for the Company and for employees, officers and directors individually, the Company has adopted a detailed Insider Trading Policy. Each employee described in the Company’s Regulation FD Compliance Policy and Insider Trading Compliance Manual must comply with the policies set forth therein. We recommend you review these documents again to become more familiar with the applicable laws and regulations and the requirements of those policies. If you have any doubts or questions about trading in the Company’s securities or those of other companies that you have learned about in the course of your work for Star, you should contact the Director of Human Resources or the General Counsel.

C. Environmental, Health and Safety Guidelines

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the General Counsel if you have any questions about the laws, regulations and policies that apply to you.

Environment

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment. Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

Health and Safety

The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Director of Human Resources.

CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor, the Director of Human Resources or the General Counsel. We expect all Company employees, to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

CERTIFICATION

I acknowledge that I have received and read a copy of the Star Scientific, Inc. Corporate Code of Business Conduct and Corporate Ethics.

I understand that I am required to comply with the policies described in the Code.

If I have a question or concern about complying with the Code or about a possible violation of the Code by me or another employee, I will report the matter to the Director of Human Resources or the General Counsel.

Signature	Date

Print Name

This signed Certification should be delivered to the Human Resources Department for inclusion in your permanent employee file.

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